UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2021
National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001-37351	46-5053858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8400 East Prentice Avenue, 9th Floor
Greenwood Village, Colorado 80111
(Address of principal executive offices)
(720) 630-2600
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Shares of Beneficial Interest, $0.01 par value per share	NSA	New York Stock Exchange
Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share	NSA Pr A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
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Item 1.01    Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 is incorporated herein by reference.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off‑Balance Sheet Arrangement of a Registrant.
On September 21, 2021, pursuant to a partial exercise by NSA OP, LP (the "Operating Partnership") of its expansion option under its second amended and restated credit agreement dated as of July 29, 2019 (as amended, the "Credit Agreement"), the Operating Partnership, as borrower, certain of its subsidiaries that are party to the Credit Agreement, as subsidiary guarantors, and National Storage Affiliates Trust (the "Company") entered into a first increase agreement and third amendment to the Credit Agreement (the "Increase Agreement") with KeyBank National Association, as Administrative Agent (the "Administrative Agent"), and the lenders party thereto, as the increase lenders, to provide a new tranche E term loan facility ("Term Loan E") in an aggregate outstanding principal amount of $125.0 million, which increases the total borrowing capacity under the credit facility to $1.4 billion, consisting of six components: (i) a $500.0 million revolving line of credit, (ii) a $125.0 million tranche A term loan facility, (iii) a $250.0 million tranche B term loan facility, (iv) a $225.0 million tranche C term loan facility, (v) a $175.0 million tranche D term loan facility and (vi) a $125.0 million Term Loan E. Following this exercise, the Operating Partnership has a remaining expansion option of up to $350 million. If exercised in full, the remaining expansion option would provide for a total borrowing capacity under the credit facility of $1.75 billion.
Term Loan E matures on March 21, 2027. It is not subject to any scheduled reduction or amortization payment prior to maturity. Interest rates applicable to loans under Term Loan E are determined based on a 1, 3 or 6 month LIBOR period (as elected by the Company at the beginning of any applicable interest period), plus an applicable margin, or a base rate, determined by the greatest of the Key Bank prime rate, the federal funds rate plus 0.50% or one month LIBOR plus 1.00%, plus an applicable margin. The applicable margins for Term Loan E are leverage based and range from 1.10% to 1.55% for LIBOR loans and 0.10% to 0.55% for base rate loans; provided that after such time as the Company achieves an investment grade rating from at least two rating agencies, the Company may elect (but is not required to elect) that Term Loan E is subject to the rating based on applicable margins ranging from 0.80% to 1.60% for LIBOR Loans and 0.00% to 0.60% for base rate loans. Term Loan E may be prepaid at any time without penalty.
Other than the increases and amendments related to Term Loan E, the Increase Agreement did not impact or amend the Credit Agreement's previously disclosed terms, including its covenants, events of default, or terms of payment.
The description above is only a summary of the material provisions of the Increase Agreement and is qualified in its entirety by reference to a copy of the Increase Agreement, which will be filed with the Company's next quarterly report on Form 10‑Q. The Credit Agreement was filed on November 1, 2019 as Exhibit 10.1 to the Company's quarterly report on Form 10‑Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL STORAGE AFFILIATES TRUST

By:	/s/ TAMARA D. FISCHER
Tamara D. Fischer
President and Chief Executive Officer

Date: September 23, 2021